February 5, 2018

Dear             :
As you know, the Board of Directors of Herman Miller, Inc. (“Herman Miller”) is currently searching for a new CEO. We understand that this transition creates a period of uncertainty for you, and that your ongoing engagement with the rest of the leadership team has never been more important. In addition, we want you to know that it is our sincere desire that you remain a key executive at the company. In recognition of this desire and the important role you have on the leadership team, we are offering you the following enhanced incentives:

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A cash bonus payment matching (“the match”) the actual bonus percentage you achieve for FY18, subject to a maximum payout amount of the 250% (inclusive of the match) of your annual target bonus, which will be paid 50% on the date that FY18 annual bonuses are paid and 50% on the last pay period in December 2018. Your right to this cash bonus award is subject to your being employed by Herman Miller on the dates payments are made and the successful transition of the CEO position from Brian Walker to a new CEO as solely determined by the Herman Miller Board of Directors; and

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A restricted stock unit (“RSU”) grant with a value equal to 100% of your base salary in effect on the grant date, which will cliff vest on the second anniversary of the grant date, provided that you are employed by Herman Miller or one of its subsidiaries on such date, except as provided below. The number of units subject to the RSU grant will be determined by dividing your base salary by the closing price of Herman Miller’s stock on the grant date, which will occur in February once you accept this letter.

In the event that you would voluntarily leave the Company or the Company would ask you to leave for cause, then you would not be able to receive the above enhancements.
For purposes of this agreement, “cause” means termination of your employment by Herman Miller due to your: (i) commission of a felony; (ii) serious misconduct in the performance or non-performance of your responsibilities to Herman Miller (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iii) violation of any material condition of employment with Herman Miller. For purposes of this agreement “good reason” means your termination of employment with Herman Miller after (a) a material reduction in your authority, duties or responsibilities and (b) a material reduction in your total compensation opportunity (sum of base salary, target bonus and grant date fair value of annual target equity grants), but only if you have provided Herman Miller with written notice of such intent to terminate for cause within 30 days after such reductions, and Herman Miller does not cure within 30 days following receipt of such notice. Whether or not your employment has been terminated for cause or may be terminated for good reason shall be determined in the sole discretion of the Board of Directors of Herman Miller, after providing you with an opportunity to be heard by the Board.
Subject to the above conditions and requirements, if you are terminated by the Company without cause or leave the Company for good reason you are entitled to receive (a) the cash bonus payment on the date or dates otherwise set forth above and (b) accelerated vesting of the RSU grant described herein. In the above circumstances, you will be asked to sign a general release within 60 days of the event. If you do not sign the release or you revoke the release, then you would not be entitled to either of the above enhancements.
This letter does not confer upon you any right to continue in the employment of Herman Miller for any period or interfere with or otherwise restrict in any way the rights of Herman Miller, or you to terminate your employment at any time for any reason whatsoever, with or without cause.
This letter does not impact any other agreement, arrangement or plan of Herman Miller which provides for severance to be paid upon termination of employment. You remain eligible for the salary continuation policy in effect at the time of termination.
Please indicate your acceptance of this letter by returning a signed copy of this letter to my attention via .pdf at mike_volkema@hermanmiller.com. In addition, I want to, again, thank you for your commitment to the Company and your continued leadership.

Very truly yours, Michael A. Volkema, Chairman of the Board

AGREED TO AND ACCEPTED
I hereby agree and accept the provisions of this letter agreement.

Name: ___________________________
Date: ____________________________